As filed with the Securities and Exchange Commission on February 23, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

AERSALE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	82-1751907
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

121 Alhambra Plaza, Suite 1700
Coral Gables, Florida 33134
(Address of principal executive offices) (Zip code)

AERSALE CORPORATION 2020 EQUITY INCENTIVE PLAN
AERSALE CORPORATION 2020 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Nicolas Finazzo
President and Chief Executive Officer
121 Alhambra Plaza, Suite 1700
Coral Gables, Florida 33134
(Name and address of agent for service)
(305) 764-3245
(Telephone number, including area code, of agent for service)

Copies to:

Bradd L. Williamson, Esq.
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
(212) 906-1200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share
2020 Equity Incentive Plan	4,200,000(2)	$ 10.91(3)	$ 45,822,000.00	$ 4,999.18
2020 Employee Stock Purchase Plan	500,000(2)	$ 10.91(3)	$ 5,455,000.00	$ 595.14
Total	4,700,000		$ 51,277,000.00	$ 5,594.32

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of AerSale Corporation (the “Company”) that become issuable under the Company’s 2020 Equity Incentive Plan (the “Incentive Plan”) and the Company’s 2020 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents (i) 4,200,000 shares of Common Stock reserved for issuance under the Incentive Plan and (ii) 500,000 shares of Common Stock reserved for issuance under the ESPP.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices of the Company’s shares of Common Stock as reported on the Nasdaq Global Select Market on February 19, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to AerSale Corporation, unless otherwise stated or the context otherwise requires.

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by AerSale Corporation or its predecessor, Monocle Acquisition Corporation (as applicable, the “Company”) with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)            the Company’s final prospectus, dated February 8, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 333-252703), and all amendments to such registration statement;

(b)            the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, filed with the SEC on May 7, 2020 (File No. 001-38801), June 30, 2020, filed with the SEC on August 14, 2020 (File No. 001-38801), and September 30, 2020, filed with the SEC on November 3, 2020 (File No. 001-38801);

(c)            the Company’s Current Reports on Form 8-K filed with the SEC on January 27, 2020, September 8, 2020, September 21, 2020, September 24, 2020, September 29, 2020, October 19, 2020, November 4, 2020, November 6, 2020, December 1, 2020, December 11, 2020, December 17, 2020, December 21, 2020, and December 23, 2020 (each, File No. 001-38801), and in each case excluding Items 2.02 and 7.01; and

(d)            the description of the Company’s shares of Common Stock contained in each of the Company’s Registration Statement on Form 8-A, filed with the Commission on February 6, 2019 (File No. 001-38801), including any amendments or reports filed for the purpose of updating such description, and in the Company’s final prospectus, dated February 8, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 333-252703), and all amendments to such registration statement.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that, to the fullest extent permitted by the laws of the State of Delaware, no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty and unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, the Employee Retirement Income Security Act of 1974 (ERISA) excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Company will to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified pursuant to the terms of the certificate of incorporation. The rights to indemnification and advancement of expenses conferred by the certificate of incorporation are contract rights and such rights continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing except for proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. .

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our charter and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of AerSale Corporation (f/k/a Monocle Holdings Inc.) (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (File No. 333-235766), filed by Monocle Holdings, Inc. on October 14, 2020).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of AerSale Corporation (f/k/a Monocle Holdings Inc.), dated December 22, 2020 (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (001-38801), filed on December 23, 2020).

4.3	Amended and Restated Bylaws of AerSale Corporation (f/k/a Monocle Holdings Inc.) (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-4 (File No. 333-235766), filed by Monocle Holdings, Inc. on October 14, 2020).

4.4	Amendment No. 1 to the Amended and Restated Bylaws of AerSale Corporation (f/k/a Monocle Holdings Inc.), dated December 22, 2020 (incorporated herein by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K (001-38801), filed on December 23, 2020).

4.5	Specimen Common Stock Certificate of AerSale Corporation (f/k/a Monocle Holdings Inc.) (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-4 (File No. 333-235766), filed by Monocle Holdings, Inc. on October 14, 2020).

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of independent registered public accounting firm (Grant Thornton LLP)

23.2*	Consent of independent registered public accounting firm (WithumSmith+Brown, PC)

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

99.1	AerSale Corporation 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4 (File No. 333-235766), filed by Monocle Holdings, Inc. on October 14, 2020).

99.2*	Forms of award agreements under the AerSale Corporation 2020 Equity Incentive Plan

99.3	AerSale Corporation 2020 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-4 (File No. 333-235766), filed by Monocle Holdings, Inc. on October 14, 2020).

99.4*	AerSale Corporation Non-Employee Director Compensation Policy

* Filed herewith.

Item 9.	Undertakings.

(a)            The undersigned Company hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on the 23rd day of February, 2021.

AERSALE CORPORATION

By:	/s/ Nicolas Finazzo
	Name:	Nicolas Finazzo
	Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of AerSale Corporation, hereby severally constitute and appoint Nicolas Finazzo and Martin Garmendia, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Nicolas Finazzo	Chairman, Chief Executive Officer, Division President, TechOps and Director (principal executive officer)	February 23, 2021
Nicolas Finazzo

/s/ Martin Garmendia	Chief Financial Officer, Treasurer and Secretary (principal financial and accounting officer)	February 23, 2021
Martin Garmendia

/s/ Robert B. Nichols	Vice Chairman, Division President, Asset Management Solutions and Director	February 23, 2021
Robert B. Nichols

/s/ Jonathan Seiffer	Director	February 23, 2021
Jonathan Seiffer

/s/ Eric J. Zahler	Director	February 23, 2021
Eric J. Zahler

SIGNATURE	TITLE	DATE

/s/ Sai S. Devabhaktuni	Director	February 23, 2021
Sai S. Devabhaktuni

/s/ Richard J. Townsend	Director	February 23, 2021
Richard J. Townsend

/s/ General C. Robert Kehler	Director	February 23, 2021
General C. Robert Kehler

/s/ Peter Nolan	Director	February 23, 2021
Peter Nolan

/s/ Michael Kirton	Director	February 23, 2021
Michael Kirton